Exhibit 99.1

Latin America-Focused SPAC Rose Hill Acquisition Corporation Names Katia Bouazza to its Board of Directors

ATLANTA, GEORGIA, November 23, 2021 /PRNewswire/ — Rose Hill Acquisition Corporation (Nasdaq: ROSEU), a $143.8 million Special Purpose Acquisition Company focused on an initial business combination with Latin American companies, today announced the appointment of Katia Bouazza as an independent director on its Board of Directors.

Mrs. Bouazza brings over 25 years of deal making and transaction experience in Latin America, most recently serving as Vice Chair of Capital Markets/Global Banking in the Americas at HSBC. Katia, named one of the 25 Most Powerful Women in Finance by the American Banker magazine in 2020, previously served as Head of Global Banking for Latin America and was responsible for leading NY and Latin America-based coverage and product teams for global corporate banking, investment banking, and capital markets at HSBC. Katia began her career with HSBC in 1996.

“The Rose Hill team is thrilled to welcome Katia to its Board of Directors. Her long track record of success in the region as an advisor and partner to marquis enterprises mirrors the Rose Hill vision and furthers our goal of developing the best team to identify and deliver long-term value to our shareholders and eventual partner” said Marco Simental, Co-CEO of Rose Hill. “Katia’s leadership and network in Latin America makes her an ideal board member in our quest to finding an attractive company and unlocking Latin America’s potential” added Juan Jose Rosas, Co-Founder and Co-CFO of Rose Hill.

Mrs. Bouazza will replace Ricardo Vazquez on the Board of Directors, and she will additionally be joining the Nominating and Corporate Governance Committee.

About Rose Hill Acquisition Corporation

Rose Hill Acquisition Corporation is a newly formed blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

While the Company may pursue an initial business combination target in any business, industry or geographic location, the Company intends to focus on companies that operate in Latin American markets with an enterprise value of between $400 million to $1.0 billion.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for and completion of an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Juan Jose Rosas

Co-CFO and Director

jj@rosehillacq.com

+1 (607) 279-2371

Albert Hill

Co-CFO and Director

al@rosehillacq.com

+1 (404) 973-7681